                                                                 Exhibit (a)(5)



                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Kenneth J. Philpot (State Bar No. 62401)
Heather Lenhardt (State Bar No. 217580)
REED SMITH CROSBY HEAFEY LLP
Two Embarcadero Center, Suite 2000
San Francisco, CA  94111

MAILING ADDRESS:
P.O. Box 7936
San Francisco, CA  94120-7936

Telephone:     415.543.8700
Facsimile:     415.391.8269

Attorneys for Plaintiff
Metric Partners Growth Suite Investors, L.P.

                          UNITED STATES DISTRICT COURT

                         NORTHERN DISTRICT OF CALIFORNIA

METRIC PARTNERS GROWTH                  No.
SUITE INVESTORS, L.P., a
California limited partnership,         METRIC PARTNERS GROWTH SUITE INVESTORS,
                                        L.P.'S COMPLAINT FOR:

                  Plaintiff,            (1)  VIOLATIONS OF SECURITIES EXCHANGE
                                        ACT AND THE RULES AND REGULATIONS
               vs.                      PROMULGATED THEREUNDER

                                        (2)  VIOLATION OF PARTNERSHIP AGREEMENT
KENNETH E. NELSON                       AND ASSIGNMENT AGREEMENT

                                        (3)  TORTIOUS INTERFERENCE WITH
                  Defendant.            CONTRACTUAL RELATIONS

                                        (4)  BREACH OF FIDUCIARY DUTY

                                        (5)  SOLICITING, AIDING AND ABETTING
                                        BREACH OF FIDUCIARY DUTY
                                        AND FOR DECLARATORY AND INJUNCTIVE
                                        RELIEF

No.                                   - 1 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                              PRELIMINARY STATEMENT

         1. Plaintiff Metric Partners Growth Suite Investors, L.P. (the "Partnership") brings this action to enjoin preliminarily, temporarily and permanently, an on-going tender offer by defendant Kenneth E. Nelson ("Nelson") through which Nelson is attempting to fraudulently induce thousands of holders of limited partnership interests in the Partnership ("Unit Holders") into giving Nelson control of the Partnership so that he can engage in gross self-dealing with the Partnership's assets.

         2. For the past 10 years, Nelson has battled the Partnership in litigation that has thus far culminated in a judgment awarding Nelson zero dollars, which he has appealed. Having struck out thus far in the courts, he instead recently has crafted his fraudulent tender offer in an attempt to dupe and coerce unwitting Unit Holders into handing him the litigation award that has thus far eluded him. On May 14, 2003, he filed a proxy solicitation and a tender offer statement with the SEC for dissemination to the 4,000 plus Unit Holders of the Partnership. In those statements and offer, Nelson seeks to obtain the consent of the majority of the Unit Holders to proposals under which Nelson would (a)"purchase" just over 50% of Metric's units, (b) remove the general partners and appoint himself its managing general partner, (c) approve a $10 million judgment against the Partnership, in favor of a Nelson-related entity (GP Credit) to settle his lawsuits against the Partnership, (d) immediately pay GP Credit $4 million of the "settlement," and (e) then use $2.8 million loaned to him by GP Credit from its settlement money to pay for his "purchase" of the Partnership units. In other words, he proposes to use the Partnership's own assets to pay himself an outrageous sum to settle litigation whose probable value is nothing.

No.                                   - 1 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         3. Nelson seeks to accomplish this by evading the requirements in the Partnership agreement for calling a vote of the Unit Holders and by defrauding the Unit Holders. Although the Partnership Agreement only permits a vote of the Unit Holders upon request of the Managing General Partner or 10% of the Unit Holders, Nelson simply initiated his proxy solicitation statements and tender offer to each Unit Holder without disclosing that he had not complied with the Partnership's procedure for calling a vote of the Unit Holders. Nelson's failure to follow the procedures set forth in the Assignment Agreement and the Partnership Agreement render all of his consent solicitations invalid and make immediate declaratory and injunctive relief appropriate in order to halt the confusion that his invalid offer may otherwise cause among the unsuspecting Unit Holders.

         4. Moreover, in violation of multiple securities laws, Nelson's consent solicitations and tender offer are riddled with deceptive statements or material omissions that are likely to deceive the Unit Holders into failing to realize that Nelson is proposing a raw deal. The defects and deficiencies in Nelson's disclosures warrant injunctive relief against continuation and consummation of the coercive tender offer pending fair and complete corrective disclosures and the passage of a reasonable time thereafter.

         5. In addition, Nelson's takeover proposals are structured to enable Nelson and a majority of the Unit Holders to breach their fiduciary duty to minority Unit Holders. Nelson's proposal provides that he will become the Partnership's general partner and cause it to settle his lawsuits against the Partnership. Thus, Nelson will owe the Partnership and the Unit Holders a fiduciary duty when he deals himself a settlement favorable to himself but fundamentally unfair to the Partnership. In addition, Nelson's plan is

No.                                   - 2 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

coercive because his plan offers value only to the just over 50% of units that he proposes to buy, he threatens the Unit Holders with exposure to personal liability unless they agree to tender their units to him, and yet he fails to provide any factual analysis or legal support to the Unit Holders so that can assess the validity of his claims and threats against them. Accordingly, the Unit Holders may believe that unless they join a tendering majority now, they will become part of a minority that is stuck with units that are essentially worthless while continuing as defendants in a lawsuit Nelson has already filed.

         6. Nelson's tender offer is the latest in a series of dubious schemes that he has orchestrated in an attempt to manipulate the results of 10 plus years of litigation in which he has been embroiled. The Partnership is concerned at even the possibility that its Unit Holders might be duped into joining with a person whose history and current proposal all reek of impending disaster for the Partnership. Under these circumstances, Nelson should not be permitted to conduct, let alone consummate, an abusive and coercive tender offer that threatens to deplete the Partnership's assets for his own benefit, to settle pending lawsuits without justification, and to impose disastrous financial consequences on the remaining minority Unit Holders.

                  Accordingly, the Partnership by and through its attorneys, hereby alleges as its Complaint against Nelson as follows:

                             JURISDICTION AND VENUE

         7. This is an action to enjoin, preliminarily, temporarily and permanently, conduct in violation of the Securities Exchange Act of 1934,

No.                                  - 3 -

Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

including Sections 14(a), (d) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder. The jurisdiction of this Court is invoked pursuant to 28 U.S.C. Section 1332 (federal question jurisdiction) and 15 U.S.C.
Section 78aa (jurisdiction over claims arising under the Securities Exchange Act of 1934).

         8. This action is also brought for violations of the laws of the State of California, including tortious interference with contractual relations, breach of fiduciary duty, and soliciting, aiding and abetting breach of fiduciary duty. These claims are related to, and form part of the case or controversy that arises under the federal securities laws. The Court's jurisdiction over the state claims is supplemental to its jurisdiction over the federal securities laws. The jurisdiction of this Court is invoked pursuant to 28 U.S.C. Section 1367 (supplemental jurisdiction).

         9. This Court has personal jurisdiction over non-resident Defendants pursuant to the California long-arm statute, California Code of Civil Procedure Section 410.10.

         10. Venue is appropriate in the Northern District of California pursuant to 28 U.S.C. Section 1391(b) because a substantial part of the events giving rise to this complaint and a substantial part of the property that is the subject of this action is situated in this district. Venue also lies in this district under 15 U.S.C. Section 78aa because Nelson mailed proxy solicitation statements to the residences of Unit Holders of the Partnership located in this district. In addition, the general partners of the Partnership are headquartered in this district.

No.                                  - 4 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                                     PARTIES

         11. Plaintiff Partnership is a California limited partnership and subject to the registration and reporting requirements of the federal securities laws. There are approximately 4,000 Unit Holders in the Partnership who own 59,919 Partnership Units. The Partnership, which commenced business in 1984, was created for the purpose of investing in, acquiring, managing and ultimately selling commercial hotel properties.

         12. Defendant Nelson is an individual, and, upon information and belief, is a resident and citizen of the State of Wisconsin. Nelson is the bidder in the unlawful tender offer, and accompanying consent solicitations statements, that seeks majority control of the Partnership.

                                      FACTS

A.       Partnership Agreement and Assignment Agreement

         13. Paragraph 4 of the Assignment Agreement provides that Metric Assignor, Inc. (the "Assignor Limited Partner") will vote the units assigned to Assignee Holders in accordance with written instructions received from the Assignee Holders, with respect to any matter to which a vote of Limited Partners is taken "in accordance with the Partnership Agreement."

         14. Paragraph 16.3 of the Partnership Agreement sets forth the mechanisms for a vote of the Limited Partners. Pursuant to such paragraph, the Managing General Partner of the Partnership may call a meeting of the Limited Partners or call for a vote of the Limited Partners without a meeting

No.                                  - 5 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

on matters on which the Limited Partners are entitled to vote. Paragraph 16.3 of the Partnership Agreement also provides that the Managing General Partner shall call for a vote of the Limited Partners following receipt of a written request therefor by Limited Partners holding ten percent or more of the Units held by all Limited Partners as of the date of receipt of such written request.

         15. The last sentence of Paragraph 4 of the Assignment Agreement provides that the Assignor Limited Partner shall request that the Managing General Partner submit a matter to the Limited Partners without a meeting pursuant to the Partnership Agreement upon written request of Assignee Holders owning Units which represent in the aggregate ten percent or more of all of the outstanding Units.

         16. Thus, a vote of the Limited Partners may be called only upon the request of the Managing General Partner or upon the written request of ten percent of the Unit Holders. The Managing General Partner has not called for a vote of the matters identified in Nelson's proxy solicitation statement and the Managing General Partner has not received a written request therefor by Unit Holders holding ten percent or more of the Units.

         17. The Partnership is informed and believes and on such information and belief alleges that Nelson is and was at all relevant times aware of the Partnership Agreement and Assignment Agreement.

         18. Nelson solicited the breach of the Partnership Agreement and Assignment Agreement without disclosing to the recipient Unit Holders that he had not followed the Partnership's procedure for calling a vote of the

No.                                  - 6 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

limited partners. In his consent solicitation statement, Nelson solicited the Unit Holders to sign the attached consents to give direction to the Assignor Limited Partner of the Partnership as to how to vote on four separate proposals. Nelson solicited the Unit Holder vote and recommended approval of the four following proposals: (a) amendment to Paragraph 12.3 of the Partnership Agreement that would allow a purchaser to acquire control of the Partnership;
(b) removal of the Managing General Partner and the Associate General Partner;
(c) election of Nelson as the sole general partner of the Partnership; and (d) settlement of certain pending litigation between Nelson, Nashville Lodging Co. ("Nashville Lodging"), GP Credit Co. L.L.C. ("GP Credit") and the Partnership "by means of entry of a judgment in favor of GP Credit against the Partnership for $10 million." Nelson's tender offer statement also makes Unit Holder approval of these four solicited proposals a precondition to his tender offer. Nelson's consent solicitations are also confusing and misleading because he uses two different record dates for the Unit Holders whose approval he is soliciting.

         19. In connection with Nelson's solicitation of the Unit Holders' written consents of his delineated proposals, Nelson attached consent cards to his filing material for the Unit Holders to vote for the proposals. Nelson also states that he provided the Unit Holders with postage-paid return envelopes for their "convenience" in returning the consent cards.

B.       Nelson's Tender Offer

         20. Nelson is not currently a Unit Holder. Nelson's wife owns five Partnership Units.

No.                                  - 7 -

    Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         21. On May 14, 2003, Nelson initiated consent solicitations and a tender offer to the Partnership's Unit Holders.. On that same day, Nelson filed his tender offer statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act ("Nelson's Offer"). By his Offer, Nelson seeks to acquire 30,000 of 59,919 Partnership Units, representing just over 50% control of the Partnership, at $86 for each Unit. A true and correct copy of Nelson's Tender Offer Statement Pursuant to Section 14(d)(1) and attached Exhibits ("Nelson's Offer") is attached as Exhibit "A" and is specifically incorporated herein in its entirety by this reference.

         22. Nelson's Offer to purchase is expressly conditioned upon Unit Holder approval of four proposals: (a) a vote by the Limited Partners to amend the Partnership Agreement to allow the transfer of more than 5% of the Units in a calendar year or 50% of the Units in a twelve month period, (b) removal of the current general partners, (c) Nelson's election as sole general partner of the Partnership and (d) the settlement of specified litigation pending between Nelson, Nashville Lodging, and GP Credit and the Partnership. (See Nelson's Offer, Exhibit (a)(1) at p. 5, 10, 19-20). These four proposals are set forth in greater detail below. Approval of each of these proposals is a condition to Nelson's Offer for 30,000 of 59,919 Partnership Units at $86 per unit.

         23. Under the terms of Nelson's Offer, he has ten business days after acceptance of all the preconditions, which include transfer of control to him and approval of his proposed settlement, before he is obligated to pay the tendering Unit Holders for their Units.

No.                                  - 8 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

C.       Conditions of Nelson's Offer - Nelson's Proposals

         24. Nelson filed a proxy solicitation statement seeking consent of the Unit Holders for the approval of four separate proposals. Approval of all of the following proposals is a precondition to Nelson proceeding with the purchase of the Units he seeks pursuant to his tender offer.

                  AMENDMENT PROPOSAL

         25. Nelson's first proposal repeats the recent proposal of the Managing General Partner to amend the Partnership Agreement to remove the provision that a maximum of five percent of the units may be transferred in any given year and a maximum of 50% transferred in a twelve month period (the "Amendment Proposal"). This provision was based on certain Internal Revenue Code provisions which provided that, if more than five percent of the units were transferred in any given calendar year or more than 50 percent were transferred in a 12 month period, the Partnership could be terminated or reclassified as a publicly traded partnership, with certain potential adverse tax consequences for the Unit Holders. Given that the Partnership was no longer actively involved in real estate operations, the Managing General Partner, with the consultation and advice from its legal counsel, determined there was no longer a risk that it and its Unit Holders would suffer adverse tax consequences if this restriction were lifted. Accordingly, in order to give the Unit Holders more freedom to sell their Units, the Managing General Partner recommended amending the Partnership Agreement to delete these restrictions. However, only 36.7 percent of the Unit Holders voted to approve this amendment by the May 8, 2003 deadline for submission of consents, so it has failed. As one of his four conditions, Nelson now renews

No.                                  - 9 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

the proposal and adopts the prior discussion of the issue that management previously presented to the Unit Holders. Without this change in the Partnership Agreement Nelson would be unable to acquire 50% of the units in one transaction.

                  MANAGEMENT REMOVAL AND ELECTION PROPOSALS

         26. Nelson's second and third proposals involve his self-declared plan to take over control of the Partnership by removing the existing General Partners and electing himself in their place.

                  SETTLEMENT PROPOSAL

         27. Nelson's fourth proposal seeks approval for the terms of a settlement of certain litigation between himself and the Partnership in accordance with a pre-drafted settlement agreement that he attaches to his filing materials. In this settlement agreement, the Partnership would purportedly settle all of the lawsuits, discussed more fully below, that Nelson has waged with the Partnership for the past ten years.

         28. Under the terms of the proposed settlement, the Partnership would stipulate to a $10 million judgment against it and in favor of a Nelson related company called GP Credit. From existing cash reserves, the Partnership would immediately pay GP Credit $4 million. GP Credit would agree to defer collection of the remaining $6 million for three years to allow the Partnership to try to increase its assets by pursuing a breach of fiduciary duty lawsuit against the removed Managing General Partner and potential others that assisted the Managing General Partner. Nelson would use

No.                                  - 10 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Partnership assets to fund the litigation, but GP Credit would reimburse the Partnership for those expenses only if, and to the extent, the Partnership was successful in that litigation. Otherwise, the Partnership would absorb all of the costs and legal expenses.

         29. Nelson's proposed settlement provides, "GP Credit further agrees that following such three-year period it will not attempt to collect more from Metric than an amount which would leave Metric with Two Million Dollars . . .. immediately prior to liquidation." (Emphasis added)

         30. Under the proposed settlement, the Partnership would release Nelson, GP Credit and Nashville Lodging from any liability. In turn, these parties would release the Partnership from liability, but expressly reserve their rights as to all other persons. In his Offer materials, Nelson acknowledges that his protracted litigation battle with the Partnership presents a conflict of interest. Nelson claims that settlement of all litigation between the Partnership and him and his affiliated entities will solve this problem.

D.       Financing of Nelson's Offer

         31. In his tender offer statement, Nelson recites that he will pay for the units he is purchasing with the proceeds of a loan from GP Credit, an entity that his wife manages. Nelson also discloses that he has a negative net worth in excess of $10 million and that most of his outstanding financial obligations are to GP Credit. Nelson further discloses that he will pledge all of his Partnership Units as security for his purchase of the Units. But Nelson does not disclose details of his relationship with GP Credit that would enable


No.                                  - 11 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

the Unit Holders to determine whether or not the Partnership's own assets are effectively funding Nelson's purchase.

E.       Background and History of the Partnership's Litigation With Nelson

         32. For the past ten years, the Partnership and/or its Managing General Partner have been engaged in several protracted lawsuits with Nelson and/or his related entities, Nashville Lodging, and GP Credit. These include:
Metric Partners Growth Suite Investors, L.P. v. Nelson, Superior Court of California, San Francisco County, Case No. 928065; Nashville Lodging Co. v. Metric Partners Growth Suite Investors, L.P. et al., Circuit Court, State of Wisconsin, Case No. 94CV001212 (inactive); Orlando Residence, Ltd. v. 2300 Elm Hill Pike, Inc. and Nashville Lodging Co. v. Metric Partners Growth Suite Investors, L.P., Chancery Court for Davidson County, Nashville, Tennessee, Case No. 94-1911-I; Metric Partners Growth Suite Investors, L.P. v. Nashville Lodging Co. et al., Chancery Court for Davidson County, Nashville, Tennessee, Case No. 96-1405-III; Nelson and Nashville Lodging Co. v. Metric Realty et al., Chancery Court for Davidson County, Nashville, Tennessee, Case No. 97-2189-III; ; GP Credit Co., LLC v. Metric Partners Growth Suite Investors, L.P. et al., Superior Court of California, San Francisco County, Case No. CGC-02-403301. The lawsuits stem from a disputed settlement agreement that the parties failed to finalize in 1993. The history of the Partnership's litigation with Nelson is long and complicated.

         33. The Tennessee Court of Appeals recently summarized the background in Nelson v. Metric Realty, (referenced above as Chancery Court for Davidson County, Nashville, Tennessee, Case No. 97-2189-III) 2002 WL 31126649, *1-3, 2002 Lexis 698, *2-9 (Tenn. Ct. App. 2002), as follows:

No.                                  - 12 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  "This case is another chapter in the continuing saga of Kenneth E. Nelson, Nashville Lodging Co., Orlando Residence, Ltd., and [the Partnership].

                  "The seeds of the present dispute were sown in 1981 when Samuel H. Hardige [the correct spelling is Hardage] hired Kenneth E. Nelson to oversee one of his businesses. Mr. Hardige (sic) fired Mr. Nelson a short time later, thereby precipitating considerable litigation between Mr. Nelson and various business entities owned by Mr. Hardige. (sic) When the litigation was eventually settled, Nashville Residence Corporation (`Nashville Residence'), of which Mr. Nelson was the principal stockholder, received a tract of land at 2300 Elm Hill Pike in Nashville. In return, Nashville Residence and two sureties executed a $250,000 note to Orlando Residence, Ltd. ("Orlando Residence"), a limited partnership with Mr. Hardige (sic) as the general partner. Thereafter, Nashville Lodging Company (`Nashville Lodging'), a Tennessee-based limited partnership with Nashville Residence as its general partner, built a Marriott Hotel on the Elm Hill Property.

                  "Nashville Residence defaulted on the note to Orlando Residence. In December 1986, Orlando Residence sued Nashville Residence in the United States District Court for the Middle District of Tennessee. Shortly after Orlando Residence filed suit, Nashville Residence quitclaimed the

No.                                  - 13 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  Elm Hill property to Nashville Lodging. In 1989, Nashville Lodging sold the hotel and leased the property to [the Partnership]. In March 1990, Orlando Residence obtained a judgment in federal court against Nashville Residence for $250,000 plus interest.

                  "Armed with its $250,000 judgment, Orlando Residence filed suit in the Chancery Court for Davidson County against Nashville Residence, Nashville Lodging, Mr. Nelson, and [the Partnership] attacking the conveyance of the Elm Hill property as a fraudulent conveyance. Orlando Residence eventually succeeded with its claim and was awarded $501,934 in compensatory and $850,000 in punitive damages from Nashville Residence and Nashville Lodging.

                  "[T]his court reversed Orlando Residence's judgment and
                  remanded the case for a new trial....

                  "On the second trial of the fraudulent conveyance action. . ., the jury again found the conveyance from Nashville Resident to Nashville Lodging in 1986 to have been fraudulent and on appeal, this Court affirmed the judgment.

                  "The foregoing factual background, relative to the Nashville property, is essential to a proper understanding of the parallel litigation in California....

No.                                  - 14 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  "The disputes between Nelson and [the Partnership] began in the late 1980's when [the Partnership] acquired certain Residence Inn hotels from entities controlled by Nelson. [The Partnership] acquired both the Residence Inn in Nashville, Tennessee and the Residence Inn in Ontario, California. For a time, Nelson continued to provide management services at these Residence Inn hotels, including the Ontario hotel in California, which was managed by Nelson from April 1988 to February 1991. [The Partnership] believed that Nelson breached his management agreement for the Ontario hotel. [The Partnership] gave notice of termination of the agreement and filed suit in the superior court of California in and for the city and county of San Francisco in January 1991, seeking damages and declaratory and injunctive relief against Nelson. A counter-claim was filed by Nelson seeking damages and declaratory relief."

Nelson, 2002 WL 31126649, *1-3, 2002 Lexis 698, *2-9.

         34. Shortly before the San Francisco action was to proceed to trial, the parties conducted a settlement conference. In the lawsuit, the Partnership was seeking approximately $250,000 from Nelson, but its lawyers were concerned that Nelson was judgment proof. Nelson in turn had filed a cross-complaint against the Partnership, which the Partnership's lawyers concluded had little chance of success. During the settlement discussions, Nelson offered the Partnership the opportunity to purchase the land at 2300 Elm Hill Pike, which was under the Partnership's Nashville

No.                                  - 15 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Residence Inn; this appeared to be Nelson's only valuable asset. Accordingly, at a court supervised settlement conference, the parties agreed to settle by Nelson transferring this land to the Partnership in return for a note from the Partnership and the Partnership releasing its claims against Nelson.

         35. A few weeks after the settlement conference, the Partnership's Tennessee lawyer advised the Managing General Partner that acceptance of ownership of the Nashville land from Nelson could have potentially disastrous consequences for the Partnership with regard to Nelson's ongoing litigation with Hardage and Orlando Residence in Tennessee. In that litigation, Hardage and Orlando Residence had sued Nelson for fraudulent conveyance, as set forth above. Up to that point, the Partnership had been able to argue that it was a "bona fide purchaser" from Nelson of its interest in the Hotel and would not be subject to Hardage's and Orlando Residence's claims. However, the lawyer advised that if the Partnership accepted the settlement offer and took control of the land from Nelson, there was a substantial risk that a court might find the Partnership had conspired with Nelson to defraud his creditors and that the Partnership's interest in the land and the Hotel would be found to have merged. This could then result in the Partnership being subject to any lien that Hardage obtained in his litigation against Nelson and the Partnership thereby losing its interest in the hotel. Faced with that advice, the Partnership's management determined that it could not consummate the settlement with Nelson until it received clarification that Nelson was solely responsible for the fraudulent conveyance action that Hardage and Orlando Residence were pursuing against Nelson.

         36. Nelson responded by claiming that the Partnership was in breach of the settlement agreement. He then sued the Partnership in lawsuits in

No.                                  - 16 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

California, Wisconsin and Tennessee. All are based on the same basic facts--that the Partnership breached its contract with Nelson and that Nelson consequently suffered a substantial loss. He also later filed a separate fraudulent conveyance lawsuit in California against the Partnership, its Managing Partners and a putative class of Unit Holders who received distributions from the Partnership. Nelson alleges that these prior Partnership distributions were fraudulent because they drained the Partnership of assets necessary to pay a judgment in his favor should he be successful in his damage claims against the Partnership for breach of the aborted settlement agreement.

         37. At this point in the parties' protracted litigation, there has been a determination in the principal action that the Partnership did breach its settlement agreement with Nelson but that he suffered no damages as a result. These findings are now on appeal.

         38. For purposes of his tender offer, and accompanying consent solicitations, Nelson claims that his damages arising from the Partnership's failure to consummate the settlement are $12 million, and Nelson uses that number to justify the Partnership stipulating to a $10 million judgment against it and in favor of Nelson and a related company.

         39. Nelson also contends that the Partnership should pursue breach of fiduciary claims against its Managing General Partner and others, stemming from their responsibility for and "mistakes they made" concerning the aborted settlement agreement. He states his "feeling" that these claims could be worth millions of dollars. But Nelson fails to disclose that he has already sued the Managing General Partners and others for tortious

No.                                  - 17 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

interference in conjunction with the aborted settlement agreement and he lost. Those claims were summarily dismissed by the Tennessee trial court and affirmed on appeal, with the appellate court also finding that the claims were barred by the statute of limitations. He also does not disclose that if the appellate court affirms the judgment that has awarded him zero damages for the Partnership's purported breach of the settlement agreement, any breach of fiduciary duty claims that the Partnership might bring against the Managing General Partners or others arising out of the aborted settlement would have minimal value.

         40. Hardage and Orlando Residence continue to try to recover against Nelson on their fraudulent conveyance judgment. In August 2001, a Tennessee court specifically found that there were "elements of fraud" affecting Nelson's attempts to avoid payment of his obligations. The court found that one of these fraudulent elements was Nelson's purported transfer to GP Credit of the rights and obligations previously held by Nelson and Nashville Lodging Company. Based on these findings, the court appointed a receiver to take possession of any proceeds that Nelson might obtain in his claims against the Partnership. In summarizing Nelson's legal maneuverings, the court concluded:

                  What all of the foregoing have in common are attempts by [Nashville Lodging Company] and Mr. Nelson to avoid collection of judgments. That a jury determined one such attempt was fraudulent, that Chancellor Brandt found another attempt was contemptuous and that there is yet another post-judgment conveyance in issue all cause the Court to conclude that there are sufficient 'elements of

No.                                  - 18 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  fraud affecting the remedy at law' such that appointment of a receiver to take possession of proceeds in the Metric lawsuit is necessary.

Orlando Residence, Ltd. v. Nashville Lodging Co., Tennessee Chancery Court, Davidson County, Nashville, Case No. 92-3086-III (unpublished opinion Aug. 15,
2001).

                             FIRST CLAIM FOR RELIEF

 ( For Violation of Sections 14(d) and 14(e) Of the Exchange Act And The Rules
                    And Regulations Promulgated Thereunder)

         41. The Partnership repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

         42.      Sections 14(a), (d) and (e) of the Exchange Act, 15 U.S.C.
Section 78n(d)-(e), require that in connection with any request or invitation for tenders or any solicitation of security holders, full disclosure must be made of the information specified in Section 14(d) and the rules and regulations promulgated thereunder, and make it unlawful to engage in any fraudulent, deceptive or manipulative act in connection with any form of proxy solicitation and/or tender offer.

         43.      Sections 14(a), (d) and (e) of the Exchange Act, 15 U.S.C.
Section 78n(d)-(e), also require that in connection with any tender offer or any solicitation of shareholders, full disclosure must be made of the information specified in Section 14(d), and the rules and regulations promulgated thereunder, and make it unlawful to engage in any fraudulent,

No.                                  - 19 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

deceptive or manipulative act in connection with any form of proxy solicitation and/or tender offer.

         44. Sections 14(a), (d) and (e) and the SEC regulations thereunder are thus intended to insure that security holders confronted with a proxy solicitation and/or tender offer are provided with all the information about the proposed shareholder votes and tender offer and the qualifications and intentions of the offeror necessary for them to make an informed investment decision with regard to the proposed vote on whether to tender or hold their securities.

         45. Nelson made the following statements in his tender offer and proxy solicitation materials:

                  (a) "The Offer is also conditioned upon: (i) settlement of all outstanding litigation against the Partnership . . .; (ii) a vote by the Limited Partners to amend the Agreement of Limited Partnership to permit the transfer of more than 5% of the Units in a year . . .; and (iii) my election as general partner of the Partnership and the resignation or removal of the current general partners."

                  (b) "If you tender your Units, you will receive both cash and certain non-cash consideration for them. You will receive $86 in cash . . . You will also receive a release in certain litigation against you. GP Credit has filed a fraudulent transfer action against the Partnership, the class of all persons who were Limited Partners as of January 13, 1998, the Managing General Partner, and others affiliated with the Managing General Partner. If successful, GP Credit will obtain a judgment against each Limited Partner

No.                                  - 20 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

who is a member of that class in an amount equal to the distribution made to such Limited Partner as of January 13, 1998, or $275 per Unit. In that event, GP Credit would likely attempt to collect on such judgment by all means permitted by law, which could include placing liens upon your property. However, GP Credit has agreed, in exchange for certain consideration from me, to release you from liability in that lawsuit if you tender all of your Units to me, and if I purchase any of your Units."

                  (c) "Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn by or on behalf of the depositor at any time until the expiration of seven days after the date of the Offer, or May 21, 2003, and at any time after sixty days from the date of the Offer, or July 13, 2003."

                  (d) "In the event that the Offer is extended beyond the Expiration Date, the Units tendered may be withdrawn at any time prior to the end of the extension period."

                  (e) "Tendering Limited Partners will additionally have withdrawal rights as provided under Exchange Act 14(d)(5)."

                  (f) "My asset review focused upon other assets of the Partnership, in particular upon the claim of the Partnership against James Reuben ("Reuben"), an attorney who represented the Partnership in connection with the 1993 settlement of certain litigation, and also upon possible claims against others who may have failed to fulfill their obligations

No.                                  - 21 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

to the Partnership. . . . If the Offer is successful, I believe that such claims have substantial value."

                  (g) "I believe any claims against the Managing General Partner have no value to the Partnership unless the Managing General Partner is removed from control. . . . It is my feeling at this time . . that such claims may be worth millions of dollars."

                  (h) "Because of the uncertainty concerning the duration and the ultimate outcome of the lawsuits, the Purchaser was unable to determine a liquidation value for the Partnership."

                  (i) "[T]he Partnership no longer calculates an estimated Net Asset Value ("NAV") for Units because of the uncertainty of the litigation against the Partnership."

                  (j) "Should a review determine that the Partnership does in fact have viable claims against the Managing General Partner or others, I presently intend to cause the Partnership to offer such persons the chance to have such claims decided in binding arbitration . . . Alternatively, I presently intent to cause the Partnership to pursue any such claims in the appropriate courts. Such pursuit may take a number of years, which would delay liquidation of the Partnership."

                  (k) "Following the resolution of the claims against third parties, . . . I presently intend to cause the Partnership to be liquidated."

No.                                  - 22 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  (l) "[I]f I have control of the Partnership, I believe that such claims [against those who may have breached their duties to the Partnership] have sufficient value to the Partnership to allow me to profit from my purchase of Units."

                  (m) "The Purchaser does not have the financial wherewithal to purchase the tendered Units, but will obtain such funds by means of a loan (the "Loan") from GP Credit, an entity of which my wife is the manager. . . The Loan will be secured by any Units purchased by me . . . Purchaser plans to repay the Loan with proceeds from the liquidation of the Partnership."

                  (n)      "Most of my obligations are to GP Credit."

                  (o) "Entities which are related to me are the plaintiffs in such [outstanding litigation with the Partnership], thereby causing me to presently have a conflict of interest with the Partnership. One of my objectives in making the Offer conditional upon such settlement is to eliminate that conflict of interest."

                  (p) "The general terms of the settlement are that the Partnership will agree to entry of a judgment in favor of GP Credit against the Partnership for $10 million. The Partnership will immediately pay $4 million to GP Credit, and GP Credit will agree that it will not attempt to collect more than $4 million of such judgment for a period of three years following entry of the judgment."

                  (q) "GP Credit will further agree that following such three-year period it will not attempt to collect more from the Partnership than an amount

No.                                  - 23 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

which would leave the Partnership with $2 million (including amounts owed by the current general partners due to the negative balances in their capital accounts) immediately prior to liquidation."

                  (r) "A suit in San Francisco seeks to force you to return $275 per Unit that was distributed in January 1998. You will be released from liability if you sell your Units to me."

                  (s)      "My offer gives limited partners a rare chance to
sell this investment. . . .The Partnership hotels have been sold, but litigation has prevented cash distributions."

                  (t) "The Managing General Partner is recommending approval of a proposed amendment to the partnership agreement which would allow a purchaser to acquire control of the Partnership."

                  (u) "The holders of Units are being asked to sign a consent card to give direction to the Assignor Limited Partner of the Partnership . . . as to how to vote on the Proposals."

                  (v) "The Partnership has stated on several occasions that a mistake (the "Mistake") was made in connection with the Partnership entering into a 1993 settlement agreement. However, the Managing General Partner has never advised the Limited Partners of the existence of the Mistake, the nature of the Mistake, or who was responsible for the Mistake. The Partnership has sued James Reuben, an attorney who represented the Partnership in connection with the 1993 settlement agreement, alleging that Reuben failed to advise the Partnership of the risks of agreeing to purchase

No.                                  - 24 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

the land under the Residence Inn--Nashville subject to certain litigation. However, the Partnership would not have been harmed by Reuben's failure to advise the Partnership of such risks had the Managing General Partner not also failed to advise the Partnership of such risks. Thus, the Managing General Partner may be jointly liable with Reuben for failing to advise the Partnership of such risks."

                  (w) "The three-year forbearance period will allow the Partnership the opportunity to attempt to recover from the current general partners, and others who have advised the Partnership, for damages caused by any wrongs done by them. Since as much as $6 million of any such recovery will go to GP Credit, GP Credit has agreed to reimburse the Partnership for its expenses in attempting such recovery, up to the amount such attempts benefit GP Credit. In the event that the Partnership is able to recover the full amount it has agreed to pay GP Credit, $10 million, then the Partnership will effectively be made whole. In the event that the Partnership is able to recover punitive damages from such third parties, such as for the breach of fiduciary duties, then the Partnership may be able to recover more than it has agreed to pay GP Credit."

                  (x) "The litigation has lasted for a decade, and could last for a number of years more. The litigation has prevented the liquidation of the Partnership."

                  (y) "I believe that the Partnership will ultimately be found liable for damages in excess of $12 million from its breach of the 1993 settlement agreement."

No.                                  - 25 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  (z) "The Proposed Settlement Agreement permits the Partnership to pay only a fraction of the amount for which it may be held liable, and obligates it to pay more only if it is able to recover from third parties on its claims against such third parties."

                  (aa) "By executing and delivering the Agreement of Sale, a tendering Limited Partner (who does not properly withdraw acceptance of the Offer prior to the Expiration Date) irrevocably appoints the Purchaser as that Limited Partner's proxy, with full power of substitution. All proxies are irrevocable and coupled with an interest in the tendered Units and empower the Purchaser to exercise all voting and other rights of such Limited Partner as it in its sole discretion may deem proper at any meeting of Limited Partners."

                  (bb) "By executing and delivering the Agreement of Sale, a tendering Limited Partner also irrevocably constitutes and appoints the Purchaser and its designees as the Limited Partner's attorneys-in-fact. This appointment will be effective upon Purchaser's payment for the Units."

                  (cc) Exhibit (a)(3) of Nelson's Offer, Agreement of Sale and Assignment ("Agreement of Sale") states: "Seller, upon execution of this Agreement, hereby irrevocably constitutes and appoints Purchaser as its true and lawful agent and attorney-in-fact with respect to the Units being sold hereby with full power of substitution."

         46. In his tender offer and consent solicitation material, Nelson omitted to state material facts necessary in order to make other statements, such as those quoted above, not false or misleading. The tender offer and

No.                                  - 26 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

consent solicitation material, both in presentation and discussion, are coercive, materially false, misleading and omit facts necessary in order to make them not materially misleading in the following respects:

                  (a) Nelson fails to disclose that there is no guarantee that the tendering Unit Holders will actually be paid for the units they tender. There are many unanswered questions about Nelson's and GP Credit's ability and willingness to pay, and Nelson's tender offer is carefully structured so that he can impose the $10 million settlement and $4 million cash payment to GP Credit before any payment to the Unit Holders.

                  (b) Nelson fails to disclose that although Nelson's tender offer price for a majority of the units is $86 a unit, when all factors are taken into account and all contingencies resolved, the ultimate recovery that the Unit Holders would receive for all of their units is likely to be substantially lower.

                  (i). Nelson proposes to acquire 30,000 units for $86 a unit. At least 30,000 units (which collectively constitute just more than 50 percent of the total units in the Partnership) must be tendered for Nelson's offer to be accepted. If more than 30,000 of the units are tendered, however, Nelson proposes to purchase only a pro-rata share of units from the tendering Unit Holders, meaning that Unit Holders will continue to hold units in the Partnership even though they tendered all their units. For example, if 75 percent of the units are tendered, because Nelson will purchase only 30,000 Units, a Unit Holder who holds 100 units will end up selling slightly more than 66-2/3 units and retaining slightly fewer than 33-1/3. Of course, non-tendering Unit Holders would retain all of their Units.

No.                                  - 27 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  (ii). Accordingly, each Unit holder needs to evaluate the potential effect of a successful tender and be aware of the consequences if more than 50 percent of the units are tendered. In other words, for a tendering Unit Holder to evaluate the effect of Nelson's offer, each Unit Holder must determine the likely sum to be obtained upon a sale of a portion of his or her units and the potential value of his or her remaining units if Nelson gains control of the Partnership.

                  (iii). Under Nelson's proposal for settling the pending lawsuits and then pursuing claims against the Managing General Partner and others, all remaining Partnership assets will likely end up being paid to Nelson or his related entities with the possible exception of the $2 million minimum liquidation reserve that he claims will be left in the Partnership. (And, of course, one-half of that $2 million will go to Nelson because he will then own half the units.)

                  (iv). Indeed, assuming Nelson obtains all but $1 million of the Partnership's assets, the remaining Unit Holders--i.e., those who did not tender and those who retained units as the result of a tender of more than 50 percent of all units--would receive at most $33 a unit upon liquidation. (This is calculated by dividing $1 million by the 29,919 units remaining after Nelson's 30,000 unit purchase.) For this reason, the tendering Unit Holders must determine if they are prepared to sell a majority of their units to Nelson for $86 a unit and then be left with units for which they will likely receive at most $33 upon liquidation.

                  (c) Nelson fails to disclose facts relevant to the timing of liquidation of the Partnership and what its assets could likely be at that time.

No.                                  - 28 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

As justification for the $86 unit price he is offering, Nelson points out that the Partnership has ceased to calculate an estimated Net Asset Value for units. The reason is that the pendency of the Nelson-related lawsuits makes uncertain the date of liquidation and the amounts available for distribution when all litigation has been resolved and all litigation expenses have been deducted. However, Nelson fails to disclose facts that demonstrate that he presently has the ability to control the timing of the Partnership's liquidation. His lawsuits are the sole reason why the Partnership assets remain tied up. If his tender offer is accepted and he obtains control as managing General Partner, he alone will have the power to decide when to cease future litigation and liquidate the Partnership. These facts are necessary for the Unit Holders to determine on their own the value they are likely to receive upon liquidation.

                  (i). The Partnership has liquidated its properties and as of March 31, 2003, had $6,918,000 in cash. Assuming that the Partnership receives the $525,000 payment from the Reuben case settlement due on June 2, 2003 and that the general partners pay the amount due from them upon liquidation of $914,000, the Partnership could distribute approximately $8,357,00 or $139 per unit upon liquidation (adjusted for interest income and expenses since March
31).

                  (ii). Based on the present progress of the related Nelson lawsuits, the Tennessee appellate court will likely decide the Nelson-related appeal in nine to twelve months. If the appellate court affirms the trial court's final judgment that Nelson suffered no damage from the Partnership's failure to finalize the disputed settlement, Nelson's justification for tying up the partnership's assets will cease to exist and his collateral claim that the

No.                                  - 29 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

Partnership wrongfully distributed assets to the Unit Holders will fail. On the other hand, if the appellate court reverses the trial court's determination that Nelson suffered no damage, the duration of the lawsuits cannot be estimated. Although the above information and analysis is crucial to a fair evaluation of Nelson's tender offer, Nelson omitted such facts from his disclosures.

                  (d) Nelson fails to disclose that his proposed takeover is structured so he is not required to pay for the Units being tendered until he has already used those units to pass his proposals to obtain majority control, to remove the General Partner, to elect himself General Partner, to settle the lawsuits, and to pay himself immediately $4 million of the $10 million judgment he plans to impose on the Partnership.

                  (e) Under the terms of Nelson's Offer, he has ten business days after acceptance of all the preconditions, which include transfer of control to him and approval of his proposed settlement, before he is obligated to pay the tendering Unit Holders for their Units. At that point, with $4 million of Partnership assets in his pocket, Nelson will be in a position to pay $2,580,000 to the Unit Holders who tendered the 30,000 units. Nelson thus fails to disclose that he has manipulated the timing and sequence of events to limit any financial exposure to him or the entities related to him.

                  (f) Nelson fails to disclose that there is nothing in his tender offer that protects the Unit Holders should GP Credit decide not to proceed with its loan to Nelson. Because his agreement to pay for the tendering units does not take effect until ten business days after his proposals regarding the partnership are approved, he has taken over as Managing General Partner AND

No.                                  - 30 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

$4 million has been paid to GP Credit, it is only at that point that GP Credit would have to loan him the money. But Nelson would be unable to proceed with his purchase should GP Credit breach the terms of its loan agreement with Nelson. Because the Unit Holders are not a party to that agreement, their ability to force GP Credit and Nelson in turn, to proceed with the purchase of their shares would be unclear and would likely involve more litigation--with the prospects of relief clouded by Nelson's debts and the undisclosed financial health of GP Credit. In other words, Nelson has carefully crafted his proposals to protect himself from having to pay anything until all of the changes and actions he desires with regard to the Partnership have taken place. However, there are no protections for the Unit Holders that makes the settlement pay-out conditional on their actually receiving the payments that Nelson is promising to them.

                  (i). What Nelson says about the timing of the consent solicitations and his tender offer purchase is telling:

                  Nelson will have been elected the sole general partner prior to completion of his purchase of a majority of Units. If the Election Proposal and the Removal Proposal are approved, Nelson will have been elected as the sole general partner of the Partnership prior to his purchase of any Units. To alleviate this risk, Nelson agrees to resign as general partner should he fail to fulfill his obligations under the Offer.

                  (ii). Significantly, Nelson ignores the fact that if he is successful in his consent solicitations, his Settlement Proposal will also have been approved prior to his purchase of any Units. But he offers no protections to the Partnership regarding the $10 million judgment and the $4 million pay-out to GP Credit "should he fail to fulfill his obligations under the Offer."

No.                                  - 31 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                  (g) Nelson asserts that his claims against the Partnership are worth $12 million and that the Unit Holders would benefit from a release of his claims against them. Other than this unsupported assertion, Nelson offers no justification for the Partnership to pay him $10 million. A thorough factual and legal analysis would show that Nelson's claims lack merit, the proposed release is inadequate, and there is no consideration for Nelson's proposed settlement. Nelson fails to offer any information that would allow the Unit Holders to make a meaningful assessment of these claims. This omission is particularly significant because, in assessing Nelson's claims, it is important to know that the Tennessee trial court has already entered a judgment against him concluding that he suffered no damages. Since Nelson offers no explanation or justification for his belief that the Partnership will be potentially liable for $10 million, it is impossible, based on Nelson's disclosure, for the Unit Holders to assess whether the settlement proposal bears a reasonable relationship to the Partnership's ultimate litigation exposure.

                  (h) Nelson fails to disclose that the proposed settlement will not protect the Partnership or the Unit Holders from further litigation. The settlement agreement does not protect the Partnership or Unit Holders from third-party claims arising out of or relating to the underlying facts and causes of action that are being settled. It also does not provide for dismissals of the claims that Nelson proposed to settle.

                  To protect the Partnership from claims relating to the events that have given rise to this protracted litigation, the settling parties should be required to indemnify (and to demonstrate the financial capability to provide such an indemnity) and hold the Partnership harmless from any subsequent

No.                                  - 32 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

claims brought against the Partnership arising out of the events encompassed in the various Nelson-related lawsuits. Moreover, because Nelson proposes to file new claims related to these events against the General Partner and others, the settlement agreement must provide protection for cross-claims back against the Partnership arising out of those new lawsuits. Given Nelson's assurances that the settlement will end the underlying litigation and release the Unit Holders and Partnership, his failure to discuss any of these gaping holes in the litigation-preclusion provisions in the settlement agreement is an unlawful material omission.

                  (i) Nelson proposes that GP Credit will receive the $10 million judgment proceeds and deliver releases to the Partnership and its Unit Holders. However, Nelson fails to disclose any financial background information regarding GP Credit. Nelson does not disclose who owns GP Credit and what its resources are, whether GP Credit has the financial wherewithal to lend another $3 million to a borrower who is already more than $10 million in debt to it, whether GP Credit is the beneficial owner of the claims stemming from the failed settlement, and whether GP Credit is legally able to deliver releases to the Unit Holders. Additionally, Nelson fails to disclose why GP Credit agreed to release those Unit Holders who tender their shares to Nelson. Nelson states that he is giving GP Credit consideration for such releases, but he discloses no details regarding that transaction.

                  (j) Nelson fails to disclose that in a separate Tennessee court action, the court held that Nelson was under an obligation to a third party who had the right to recover from Nelson any sums that he should receive as a result of his litigation with the Partnership. The court specifically found

No.                                  - 33 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

that there were "elements of fraud" affecting Nelson's attempts to avoid payment of his obligations. Nelson also fails to disclose that the court found that one of these fraudulent elements was Nelson's purported transfer to GP Credit of the rights and obligations previously held by Nelson and Nashville Lodging Company. Based on these findings, the court appointed a receiver to take possession of any recovery Nelson might obtain in his litigation against the Partnership and issued an injunction preventing Nelson from taking possession of any such proceeds. Disclosure of these facts is necessary in order to enable the Unit Holders to appreciate the risk that their approval of Nelson's tender offer might expose the Partnership to a finding that it conspired with Nelson to help him evade the Tennessee court's order. But Nelson neither discloses these facts nor discusses the fact that his proposed settlement provides no protection to the Partnership should there be a subsequent finding by the Tennessee court that Nelson and the Partnership conspired to violate the court's order by distributing Partnership funds to GP Credit.

                  (k) Nelson's description of his proposed settlement is misleading because it fails to explain that the likely effect will be to deplete most of the Partnership's assets for the benefit of Nelson and his related company.

                  (l) Nelson's proposed settlement provision stating, "GP Credit further agrees that following such three-year period it will not attempt to collect more from Metric than an amount which would leave Metric with Two Million Dollars . . . immediately prior to liquidation" is ambiguous and misleading. Because the Partnership Agreement requires the Partnership to satisfy the debts of its creditors before the Unit Holders can receive any

No.                                  - 34 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

return upon liquidation, this provision, literally applied, would allow GP Credit to collect the $2 million reserve upon liquidation because Nelson promises only to defer collection for three years "immediately prior" to liquidation. Nelson's explanation of this provision suggests an erroneous and misleading interpretation. In his overview of the proposed settlement, Nelson suggests that "[e]ven after the three-year period, GP Credit agrees not to collect so much as to leave the Partnership with less than $2 million when the Partnership liquidates." (Emphasis added) Under this interpretation, Nelson would attempt to create a $2 million reserve, $1 million of which he would receive upon liquidation and the other $1 million of which would go to the remaining minority Unit Holders. However, Nelson's interpretation is not what the proposed settlement says.

                  (m) Nelson's description of potential claims by the Partnership against the General Partner and others misrepresents the basis for the claims, omits facts necessary to allow the Unit Holders to assess their merits, fails to disclose that he has already prosecuted analogous claims based on the same underlying facts and he lost and that a court would in all likelihood hold that any such claims are barred by the statute of limitations, and fails to disclose that the claims would have little or no value if the courts were to affirm the judgment awarding Nelson zero dollars for his claim against the Partnership for breach of the 1993 settlement agreement.

                  (n) Nelson's proxy statement is misleading in that it holds out the prospect of future recovery for the benefit of the Partnership against the present General Partner and others, based on his "feeling" that those claims "may be worth millions of dollars." Nelson offers no supporting facts or legal analysis. In fact, if Nelson later determines that those claims have little or no

No.                                  - 35 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

value to the Partnership, he can proceed to claim all remaining Partnership assets, with the possible exception of the $2 million liquidation reserve (one half of which he will own) as payment for the remaining portion of his $10 million judgment.

                  (o) Nelson fails to disclose that if he became General Partner he would have an irreconcilable conflict of interest with regard to the prosecution of the lawsuits that he proposes to bring on the Partnership's behalf.

                  (p) Nelson fails to disclose facts that call into question his ability to fulfill his obligations as a fiduciary.

                  (q) Nelson misrepresents the purpose of the proposed amendment to the Partnership Agreement. Nelson asserts in his proxy statement that the purpose of the amendment was to allow a purchaser to acquire control of the Partnership. Contrary to this assertion, the Managing General Partner recommended amending the Partnership Agreement to delete the five and 50 percent restrictions in order to give the Unit Holders more freedom to sell their Units.

                  (r) In the tender offer materials Nelson misrepresents the Unit Holders' withdrawal rights and fails to disclose that he has structured the purchase agreement with the Unit Holders to give him irrevocable rights prior to payment. Nelson fails to disclose the existence of Securities and Exchange Commission Rule 14d-7 (as promulgated under the Act) which provides that in addition to the provisions of Section 14(d)(5) of the Act, any person who has deposited securities pursuant to a tender offer has the right

No.                                  - 36 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

to "withdraw any such securities during the period such offer request or invitation remains open." As a result of this material omission holders of Units who have tendered their Units to Nelson have done so without realizing they can change their mind once they receive the position of the Partnership on the tender offer.

                  (s) Nelson's tender offer materials disclose certain proxy rights which are given to Nelson upon execution of the Agreement of Sale, or upon purchase of the Units, while the Agreement of Sale provides differently. The discrepancy between the disclosure and the actual agreement works to give Nelson power with respect to the Units in a way that a tendering Unit Holder could not have anticipated. Nelson's tender offer materials disclose that by executing and delivering an Agreement of Sale, a tendering Unit Holder (who does not properly withdraw acceptance of Nelson's Offer prior to the Expiration
Date), irrevocably appoints Nelson as that Unit Holder's proxy. The Agreement of Sale provides that the power of attorney granted is irrevocable and does not provide that it terminates (as to voting the Units) upon withdrawal of the tender. As a result, Nelson, under the terms of his Agreement of Sale can vote the Units of a person who at one time tendered and has subsequently withdrawn and now does not want the Nelson proposal to go forward (even though the disclosure says otherwise). The tender offer materials further describe that by executing and delivering the Agreement of Sale, the tendering Unit Holder also irrevocably constitutes and appoints Nelson as the Unit Holder's attorney-in-fact. This appointment is only to be effective upon Nelson's payment for the Units. The Agreement of Sale has no such carve out. In fact, based on the actual language in the Agreement of Sale, Nelson could transfer the Units to his name without paying for the Units under the terms of the Agreement of Sale. To the extent Nelson intended to

No.                                  - 37 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

have these powers, the tender offer materials must disclose this and also disclose the risks inherent in these provisions.

                  (s) Nelson's tender offer materials fail to disclose that he has proceeded even though the Managing General Partner has not called for a vote on his offer and 10% of the Unit Holders have not requested such a vote. Unit Holders thus are not aware that any consent solicitations that they return are invalid.

         47. Nelson's omissions and misrepresentations are material and relevant to an informed assessment of Nelson's tender offer and are necessary for the Unit Holders to determine the viability of the Offer and the value they are likely to receive upon liquidation.

         48. By making the material misstatements set forth above and failing to disclose the material facts described above, Nelson violated the Securities Exchange Act of 1934, including Sections 14(a), (d) and 14(e) of the Exchange Act and the rules and regulations promulgated thereunder.

         49. As a result of Nelson's unlawful conduct, The Partnership and its Unit Holders have sustained and will sustain great and irreparable injury to their voting and property rights in that Nelson's unlawful conduct presents the Partnership's Unit Holders with consent solicitation and tender offer materials and requests several votes without providing the Unit Holders with the requisite information about the proposed votes and tender offer, and the qualifications and intentions of the offeror necessary for them to make an informed investment decision with regard to the proposed votes or whether to tender or hold their Units.

No.                                  - 38 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         50. By reason of the foregoing, Nelson should be preliminarily and permanently enjoined from continuing or consummating the tender offer for a majority of the Partnership units until he disseminates amended material containing full, fair and complete supplemental disclosures with respect to each false, misleading and misleadingly omissive statement contained in his proxy solicitation statement, Schedule TO and unit holder mailings, and for a reasonable time (and in no event less than 60 days) thereafter to permit investors to consider and evaluate the contents of such curative and corrective disclosures.

         51. The The Partnership and its Unit Holders have no adequate remedy at law.

                             SECOND CLAIM FOR RELIEF

     ( Pendant State Law Claims For Declaratory Relief that Nelson's Consent
           Solicitations Violate The Express Terms Of The Partnership
                       Agreement and Assignment Agreement)

         52. The Partnership repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

         53. An actual controversy has arisen and now exists between the Partnership and Nelson relating to the legal rights and duties of the Partnership, its Unit Holders, and Nelson under the Partnership Agreement and the Assignment Agreement for which the Partnership desires a declaration of rights.

No.                                  - 39 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         54. Paragraph 4 of the Assignment Agreement provides that the Assignor Limited Partner will vote the units assigned to Assignee Holders in accordance with written instructions received from the Assignee Holders, with respect to any matter to which a vote of Unit Holders is taken "in accordance with the Partnership Agreement."

         55. Paragraph 16.3 of the Partnership Agreement sets forth the mechanisms for a vote of the Unit Holders. Pursuant to such paragraph, only the Managing General Partner of the Partnership may call a meeting of the Unit Holders or call for a vote of the Unit Holders without a meeting on matters on which the Unit Holders are entitled to vote. Paragraph 16.3 of the Partnership Agreement also provides that the Managing General Partner shall call for a vote of the Unit Holders following receipt of a written request therefor by Unit Holders holding ten percent or more of the Units held by all Unit Holders as of the date of receipt of such written request.

         56. The last sentence of Paragraph 4 of the Assignment Agreement provides that the Assignor Limited Partner shall request that the Managing General Partner submit a matter to the Unit Holders without meeting pursuant to the Partnership Agreement upon written request of Assignee Holders owning Units which represent in the aggregate 10 percent or more of all of the outstanding Units.

         57. The Managing General Partner has not called for a vote of the matters identified in Nelson's proxy solicitation statement as required to call for a vote under the Partnership Agreement and the Assignment Agreement.

No.                                  - 40 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         58. The Managing General Partner also has not received a written request therefor by Unit Holders holding ten percent or more of the Units as required to call for a vote under the Partnership Agreement and the Assignment Agreement.

         59. Nelson has distributed thousands of consent solicitation statements to the Partnership's Unit Holders without either the Managing General Partner or the required 10% of Unit Holders written request calling for a vote. Without following the procedural formalities delineated above, Nelson, in his consent solicitation statement and correlated tender offer materials, calls for a Unit Holder vote and recommends approval of the four proposals he is submitting.

         60. Nelson's tender offer expressly makes Unit Holder approval of these four proposals a precondition to his tender offer.

         61. A declaratory judgment is necessary in that the Partnership contends and Nelson denies that Nelson's actions of directly soliciting Unit Holders and calling for a vote in the above described manner violate the express terms of the Partnership Agreement and the Assignment Agreement and that Nelson's failure to follow the procedures set forth in the Assignment Agreement and the Partnership Agreement render all of his consent solicitations invalid.

                             THIRD CLAIM FOR RELIEF

       (Pendant State Law Claim for Tortious Interference With Contractual
                                   Relations)

No.                                  - 41 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         62. The Partnership repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

         63. A valid Partnership Agreement and Assignment Agreement exist governing the operations and internal procedures of the Partnership.

         64. The Partnership is informed and believes and upon that information and belief alleges that Nelson is aware of the above referenced agreements.

         65. The Partnership is informed and believes and upon that information and belief alleges that Nelson purposely engaged in conduct (including by passing the procedure in the Partnership Agreement for calling a vote of the Unit Holders), unlawfully soliciting the partners to breach their fiduciary duties and coercing Unit Holders to approve his proposals through threat of litigation) specifically intended to harm and disrupt the above-referenced agreements and the contractual relationship between the Unit Holders and the Partnership's management and to ultimately dissolve this relationship.

         66. The Partnership is informed and believes and upon that information and belief alleges that the conduct by Nelson was neither privileged nor justified.

         67. Nelson disrupted the above-mentioned agreements among the Unit Holders and management of the Partnership. The Partnership is informed and believes and upon that information and belief alleges that Unit Holders have tendered or will likely tender units in response to Nelson's

No.                                  - 42 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

tender offer and breach the Partnership Agreement by responding to Nelson's solicitation utilizing the attached form and approving the amendment to the Partnership Agreement in violation of that Agreement and in breach of their fiduciary duties.

         68. Nelson's acts and conduct in disrupting the Partnership Agreement and Assignment Agreement and encouraging the breach of said agreements caused and continue to cause the Partnership and its Unit Holders irreparable injury.

         69. The Partnership and its Unit Holders have no adequate remedy at law.

                             FOURTH CLAIM FOR RELIEF

   (Pendant State Law Claim For Declaratory Relief--Breach of Fiduciary Duty)

         70. The Partnership repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

         71. An actual controversy has arisen and now exists between the Partnership and Nelson relating to the legal rights and duties of the Partnership, its Unit Holders, and Nelson for which the Partnership desires a declaration of rights.

         72. Managing partners of a partnership owe the partnership and its unit holders a fiduciary duty, including duties of loyalty and due care. A partnership's majority unit holders owe the partnership's minority unit holders a fiduciary duty.

No.                                  - 43 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         73. Nelson's takeover proposals ask the majority of Unit Holders to make him the Managing General Partner. In that capacity, and in his capacity as majority Unit Holder, he will owe the Partnership and the Unit Holders a fiduciary duty. He is also proposing that they approve a transaction between himself and the Partnership in which he is a fiduciary and where he has an obvious conflict of interest. That transaction will constitute a breach of Nelson's fiduciary duty to the Partnership and its minority Unit Holders because it is fundamentally unfair to the interests of the Partnership and the interests of the minority Unit Holders. The consideration that the Partnership will be receiving for Nelson's proposed settlement agreement is totally inadequate and the effect of the transaction will be to deplete the assets of the Partnership for the benefit of Nelson and to the substantial detriment of the minority Unit Holders. Nelson cannot escape his fiduciary responsibility by asking the majority of Unit Holders to consent to his breach of fiduciary duty.

         74. Since Nelson will be a fiduciary at the time the proposed settlement agreement takes place, the burden is on him to disclose fully every element of the transaction and to justify its fairness. Full disclosure of Nelson's proposals would thus require him to make clear to the Unit Holders that there is no legal justification for the Partnership to settle all of its litigation with Nelson for $10 million and there is no legal justification for the Partnership pursuing further litigation based on Nelson's "feelings" that such litigation is worth millions of dollars. And full disclosure requires Nelson to explain that under the terms of his settlement, the minority Unit Holders will in all likelihood receive inadequate value for their units on liquidation. Instead of presenting this information in his tender offer materials, Nelson's disclosures are misleading and misrepresent the benefit of the proposed

No.                                  - 44 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

transactions to himself and the effect of these transactions on the minority Unit Holders. Moreover, Nelson's disclosures are inherently coercive in that they threaten vigorous pursuit of litigation (which is in fact meritless) against the Unit Holders unless the Unit Holders extricate themselves from this precarious fate by approving his proposals and tendering their Units.

         75. A declaratory judgment is necessary in that the Partnership contends and Nelson denies that the transaction will constitute a breach of his fiduciary duty to the Partnership as it is fundamentally unfair to the Partnership's interests and the interests of its minority Unit Holders and it is based on misrepresentations and misleading disclosures.

         76. As a result of Nelson's conduct described above, the Partnership and its Unit Holders will sustain great and irreparable harm from Nelson's breaches of fiduciary duty unless Nelson is enjoined from proceeding with such breaches.

         77. The Partnership and its Unit Holders have no adequate remedy at law.

                             FIFTH CLAIM FOR RELIEF

     (Pendent State Law Claim for Soliciting, Aiding And Abetting Breach of
                                 Fiduciary Duty)

No.                                  - 45 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         78. The Partnership repeats and realleges the allegations of the preceding paragraphs as if fully set forth herein.

         79. A partnership's majority shareholders owe the partnership's minority shareholders a fiduciary duty.

         80. Here, the Partnership's majority Unit Holders owe the minority Unit Holders a fiduciary duty. In its simplest terms, this means that the majority cannot use their power to unfairly benefit themselves to the exclusion of the rights of the minority. For example, the majority shareholders of a corporation or partnership cannot legally approve or authorize a transaction that would sell off majority control of the entity and give disproportionate value to the minority shareholders. That however is the essence of Nelson's consent solicitations and takeover strategy. He is proposing that a majority of the Unit Holders authorize and approve a series of transactions that will have the effect of giving most of the value in the Partnership to him and his related company and leave the minority Unit Holders in a position where their rights will be virtually worthless. In addition, under the terms of the proposed tender, Nelson is requiring the majority Unit Holders to approve his proposed settlement transaction as a condition to enable them to cash-out their interests in the Partnership. Because Nelson is limiting his offer to a purchase of $30,000 units (or just over 50%) of the Partnership's units), the effect of that transaction, however, will be that only the majority Unit Holders will receive fair value for their interests. Nelson, by the express terms of his tender offer materials and consent solicitation, is not only proposing to breach his fiduciary duty once he obtains majority control, he is actively aiding, abetting and soliciting the current Majority Unit Holders to breach their fiduciary duties to the minority.

No.                                  - 46 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         81. The Partnership is informed and believes and upon that information and belief alleges that Unit Holders have tendered or will likely tender units in response to Nelson's tender offer and breach their fiduciary duties by responding to Nelson's solicitation utilizing that attached form and approving the amendment to the Partnership Agreement in violation of that Agreement and in breach of their fiduciary duties.

         82. The Partnership is informed and believes and upon that information and belief alleges that Nelson is aware that his conduct is aiding, abetting and soliciting a breach of a duty.

         83. By seeking to induce Unit Holders to engage in such prohibited acts, Nelson is intentionally participating in, aiding and abetting and soliciting such breaches of fiduciary duty.

         84. Nelson substantially assisted and enabled, and continues to substantially assist and enable, the Unit Holders' breach of fiduciary duty by (among other things) proffering a transaction that will result in a breach of the majority Unit Holders' duties to the minority Unit Holders, coercing the Unit Holders to approve his proposals and the unlawful transaction through threats of personal liability and judgment execution proceedings, threats to prevent any liquidation of the Partnership by continuing his litigation against the Partnership until all litigation options end, and an offer of disproportionate value to the purchased majority units in comparison to the unpurchased minority units, and calling for and soliciting the vote.

No.                                  - 47 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

         85. Nelson's aiding, abetting and soliciting of such breaches of fiduciary duty will cause the Partnership and its Unit Holders irreparable injury unless Nelson is enjoined from proceeding.

         86. The Partnership and its Unit Holders have no adequate remedy at law.

                                RELIEF REQUESTED

WHEREFORE the Partnership respectfully demands judgement:

                  1.       Declaring that Nelson has violated Section 14(d) and
(e) of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78n(d)-(e), and the SEC Rules promulgated thereunder in connection with his commencement and continuation of the tender offer for the Partnership on and after May 14, 2003.

                  2. Declaring that Nelson's consent solicitations, which are an express precondition of the tender offer, violate the Partnership Agreement and Assignment Agreement.

                  3. Granting the Partnership injunctive relief against Nelson and his respective employees, agents, and affiliates, and all other persons acting in concert with Nelson or on his behalf, directly or indirectly:

                           (a)      enjoining them from committing any further
violations of the Securities and Exchange Act and SEC tender offer rules in connection with the Partnership and its affiliates;

No.                                  - 48 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

                           (b)      enjoining them from continuing or
consummating the pending tender offer, which was commenced in violation of Rule 14d-2 and the Partnership Agreement, and enjoining them from commencing any new tender offer for the Partnership for a reasonable period (not less than 60 days) to dissipate the effects of Nelson's unlawful conduct;

                           (c)      in the alternative, enjoining them from
continuing or consummating the tender offer pending accurate and complete corrective disclosure with respect to each and every false, misleading and/or omissive matter contained in Nelson's Schedule TO and tender offer materials disseminated to unit holders;

                           (d)      in the alternative, permanently enjoining
them from continuing or consummating the unfair and inherently coercive tender offer.

                  4. Requiring Nelson and his affiliates to divest themselves of all the Partnership units beneficially owned by them, acquired after the start of the unlawful solicitation statement and tender offer and the filing of the false and misleading Schedule TO;

                  5. Declaring that Nelson's takeover proposals would breach his fiduciary duty as the Partnership's new Managing General Partner and as majority Unit Holder if the consent solicitations were approved by a majority of the Unit Holders;

                  6. Granting the Partnership such other and further relief as the Court may deem just and proper, together with costs, disbursements and attorneys' fees in this action.

No.                                  - 49 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson

                          REED SMITH CROSBY HEAFEY LLP
A limited liability partnership formed in the State of Delaware. "Reed Smith" and "Reed Smith Crosby Heafey LLP" refer to Reed Smith LLP and related entities.

     DATED: May 28, 2003.

                                               REED SMITH CROSBY HEAFEY LLP

                                               By   /s/ Kenneth J. Philpot
                                                  ------------------------------
                                                  Kenneth J. Philpot
                                                  Attorneys for Plaintiff
                                                  Metric Partners Growth Suite
                                                  Investors, L.P.

No.                                  - 50 -

     Metric Partners Growth Suite Investors Complaint Against Kenneth Nelson